UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.  )
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Teleflex Incorporated

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155 South Limerick Road, Limerick, Pennsylvania 19468

Notice of Annual Meeting of Stockholders
To Be Held on May 4, 2007

March   , 2007

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

The Annual Meeting of Stockholders of Teleflex Incorporated (the “Annual Meeting”) will be held on Friday, May 4, 2007 at 11:00 a.m., local time, at The Inn at Valley Forge, 251 West DeKalb Pike, King of Prussia, Pennsylvania 19406, for the following purposes:

1. To elect three directors of the Company to serve for a term of three years, until their successors have been elected and qualified;

2. To vote upon a proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock of the Company;

3. To vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year; and

4. To transact such other business as may properly come before the meeting.

The Board of Directors has fixed Friday, March 9, 2007, as the Record Date for the meeting. This means that owners of the Company’s common stock at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting.

STOCKHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES OR CANADA. YOU MAY ALSO VOTE BY TELEPHONE BY CALLING TOLL FREE 1-800-PROXIES (776-9437), OR VIA THE INTERNET AT WWW.VOTEPROXY.COM.

By Order of the Board of Directors,

LAURENCE G. MILLER, Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

TELEFLEX INCORPORATED
155 South Limerick Road
Limerick, Pennsylvania 19468

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders by the Board of Directors of the Company for solicitation of proxies for use at the Company’s Annual Meeting of Stockholders to be held on Friday, May 4, 2007, 11:00 a.m., local time, at The Inn at Valley Forge, 251 West Dekalb Pike, King of Prussia, Pennsylvania 19406. The proxies may also be voted at any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on March 9, 2007, the Record Date, are entitled to vote. Each owner of record on the Record Date is entitled to one vote for each share of common stock held. On the Record Date, the Company had 39,138,686 shares of common stock outstanding.

This proxy statement and the enclosed form of proxy were mailed to stockholders on or about March   , 2007. A copy of the Company’s Annual Report is provided with this proxy statement.

The Company will pay the cost of solicitation of proxies. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company reimburses banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of the Company’s common stock. In addition, the Company has retained The Altman Group, Inc. (“AGI”), 1200 Wall Street West 3rd Floor, Lyndhurst, NJ 07071, to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s Common Stock. For these services, the Company will pay AGI a fee of $8,500 and will reimburse AGI for its reasonable out-of-pocket expenses.

QUESTIONS AND ANSWERS

1.	What is a “proxy”?

It is your way of legally designating another person to vote for you. That other person is called a “proxy.” If you designate another person as your proxy in writing, the written document is called a “proxy” or “proxy card.”

2.	What is a “proxy statement”?

It is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting. The proxy statement also includes other information required by SEC regulations.

3.	What is a “quorum”?

A quorum is the minimum number of stockholders who must be present or voting by proxy in order to conduct business at the meeting. A majority of the outstanding shares, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Shares represented by proxies marked to “abstain” from voting for a proposal or to “withhold” voting for one or more nominees and broker non-votes are counted for purposes of determining the presence of a quorum.

4.	What is a “broker non-vote”?

A broker “non-vote” occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

5.	How many votes are required to approve the proposals?

A plurality of the votes cast at the meeting is required to elect directors; that is, the three nominees receiving the highest number of votes for the class whose term expires at the 2010 Annual Meeting.

The affirmative vote of a majority of outstanding shares is required to approve the amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock.

The affirmative vote of a majority of outstanding shares present, in person or by proxy, and entitled to vote is necessary to ratify the appointment of PricewaterhouseCoopers LLP and to approve any other proposal.

Abstentions will be included in the vote count and have the same effect as voting “against” a proposal. Broker non-votes will not be included in the vote count and will have no effect on the vote with respect to the proposal concerning the ratification of the appointment of the Company’s independent registered public accounting firm, but will have the effect of a vote against the proposal to amend the Company’s Certificate of Incorporation.

6.	How do I vote?

You may vote through any of the following methods:

•	attend the Annual Meeting in person and submit a ballot,

•	sign and date each proxy card you receive and return it in the prepaid envelope included in your proxy package,

•	vote by telephone by calling 1-800-PROXIES (776-9437) or

•	vote via the internet at www.voteproxy.com.

The shares represented by each proxy will be voted in accordance with the instructions in the proxy card, unless the proxy is revoked before it is exercised. Any proxy card which is signed and returned without any markings indicating how you wish to vote will be counted as a vote FOR the election of directors, FOR the proposal to amend the Company’s Certificate of Incorporation and FOR the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2007.

7.	How can I revoke my proxy?

You may revoke your proxy at any time before the proxy is exercised by submitting a notice of revocation or submitting an executed proxy card bearing a later date to the Secretary of the Company at the Company’s principal executive offices, at 155 South Limerick Road, Limerick, Pennsylvania 19468. You may also revoke your proxy by attending the Annual Meeting in person and giving notice of your intention to vote at the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of eleven members divided into three classes, with one class being elected each year for a three-year term. At the Annual Meeting, three directors will be elected for terms expiring at our Annual Meeting of Stockholders in 2010 and until their successors are elected and qualified. The Board, upon the recommendation of the Governance Committee, has nominated Patricia C. Barron, James W. Zug and Jeffrey A. Graves for election for three-year terms.

Mrs. Barron and Mr. Zug are the continuing directors who previously were elected by our stockholders. Donald Beckman has advised the Board that he does not wish to stand for reelection. Mr. Beckman has been a director of the Company since 1981. The Board is profoundly grateful for Mr. Beckman’s contributions over the past twenty-six years. Mr. Graves is a new nominee standing for election as director in this class.

The persons named in the enclosed proxy intend to vote properly executed proxies for the election of Mrs. Barron and Messrs. Zug and Graves. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

Information with respect to the nominees and continuing directors is set forth in the tables below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

Nominees for election to the Board of Directors — Terms expiring in 2010

Patricia C. Barron, 64 Elected in 1998	Retired; Clinical Professor, Stern School of Business, New York University, New York, New York (2000-2003); Vice President, Business Operations, Xerox Corporation (1998); President, Xerox Engineering Systems Division (1994-98).

Director, Quaker Chemical Company, Ultralife Batteries Corporation and U.S.A.A.

Jeffrey A. Graves, 45 Nominee	President and Chief Executive Officer, C&D Technologies, Inc., a producer of power conversion systems and electrical power storage (2005 — present); Chief Executive Officer, Kemet Corporation (2003 to 2005); President and Chief Operating Officer, Kemet Corporation (2002-2003); Vice President of Technology and Engineering, Kemet Corporation (2001-2002); Manager, Power Systems Division of General Electric Company (1996-2001); Manager, Corporate Research and Development Center of General Electric Company (1994 to 1996).

Director, C&D Technologies, Inc. and Technitrol, Inc.

James W. Zug, 66 Elected in 2004	Retired; Audit Partner, PricewaterhouseCoopers LLP and Coopers & Lybrand (1973-2000).

Director, Amkor Technology Inc., Brandywine Group of Mutual Funds and Allianz Funds.

The following individuals currently serve as directors in the two other classes. Their terms will end at the Annual Meetings in 2008 and 2009, respectively.

Terms expiring in 2008

William R. Cook, 63 Elected in 1998	Retired; President and Chief Executive Officer, Severn Trent Services, Inc., a water and waste utility company (1999-2002); Chairman, President and Chief Executive Officer, BetzDearborn, Inc. (1993-98).

Director, Quaker Chemical Company.

George Babich, Jr., 55 Elected in 2005	Retired; President of The Pep Boys — Manny, Moe & Jack, a full- service automotive retail and service chain (March 2002-January 2005); Chief Financial Officer and Senior/Executive Vice President of The Pep Boys — Manny, Moe & Jack (2000-2002); President and Chief Financial Officer of The Pep Boys — Manny, Moe & Jack (2002-2004).

Benson F. Smith, 59 Elected in 2005	Chief Executive Officer, BFS & Associates, LLC, a company specializing in strategic planning and venture investing (2000-Present); President and Chief Operating Officer, C.R. Bard, Inc. (1994-98).

Director, Rochester Medical Corporation and ZOLL Medical Corporation.

John J. Sickler, 65 Elected in 2006	Vice Chairman of the Company since December 2000; Interim Chief Financial Officer of the Company (December 2003-August 2004); Senior Vice President of the Company (April 1983-December 2000); Director of the Company (1979-1992).

Terms expiring in 2009

Jeffrey P. Black, 47 Elected in 2002	Chairman, President and Chief Executive Officer of the Company (Chairman, May 2005 — Present; President, December 2000-present; Chief Executive Officer, May 2002-present); President, Teleflex Fluid Systems (1999-2000); President, Teleflex Industrial Group (July-December 2000); Vice President, Teleflex Fluid Systems (1996-99).

Sigismundus W.W. Lubsen, 63 Elected in 1992	Retired: Member of the Executive Board, Heineken N.V., Amsterdam, the Netherlands, a manufacturer of beverage products (1995-2002).

Director, Laurus N.V., RUVABO B.V., and I.F.F. (Nederland) Holding B.V., the Netherlands.

Judith M. von Seldeneck, 66 Elected in 2003	Chairman and Chief Executive Officer, Diversified Search Inc., a generalist executive search firm (1974-present).

Director, Chair, Compensation Committee and Member of Board — Strategic Planning Committee, Tasty Baking Company; Director, Citizens Bank of Pennsylvania; Chairwoman, Greater Philadelphia Chamber of Commerce (October 2001-October 2002); Chair, Philadelphia Chapter of the National Association of Corporate Directors.

Harold L. Yoh III, 46 Elected in 2003	Chairman of the Board and Chief Executive Officer of The Day & Zimmermann Group, Inc., a leading global provider of diversified managed services (1999-present).

Director, Greater Philadelphia Chamber of Commerce, Chairman (October 2002-October 2003).

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, including guidelines for the determination of director independence, the operations, structure and meetings of the Board, the committees of the Board and other matters relating to the Company’s corporate governance, are available on the Investors page of our website. Also available on the Investors page are other corporate governance documents, including the Code of Ethics, the Code of Ethics for Chief Executive Officer and Senior Financial Officers, the Charter of the Audit Committee, the Charter of the Governance Committee and the Charter of the Compensation Committee. Any amendments to, or waivers of, the codes of ethics will be disclosed on our website promptly following the date of such amendment or waiver. You may access these documents at www.teleflex.com. You may also request these documents in print form by contacting us at Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Corporate Communications.

Board Independence

The Board has affirmatively determined that George Babich, Jr., Patricia C. Barron, William R. Cook, Jeffrey A. Graves, Sigismundus W.W. Lubsen, Judith M. von Seldeneck, Benson F. Smith, Harold L. Yoh III and James W. Zug are independent. All of such independent directors meet the categorical standards set forth in the Corporate Governance Principles, which have been adopted by the Board to assist it in making determinations of independence. The Board has further determined that the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent within the meaning of the rules of the New York Stock Exchange (the “NYSE”), and that the members of the Audit Committee meet the additional independence requirements of the NYSE applicable to Audit Committee members.

To assist the Board in making determinations of independence, the Board has adopted the following categorical standards. The Board will determine the materiality of any relationship which a director has with the Company by considering all relevant facts and circumstances. The Board may determine that a director is not independent notwithstanding that none of the following categorical disqualifications apply. However, if any of the following categorical disqualifications apply, a director may not be considered independent.

•	A director who is an employee or whose immediate family member is an executive officer of the Company is not independent until the expiration of the three years after the end of such employment.

•	A director who receives, or if an immediate family member of the director is an executive employee of ours and has received, more than $100,000 per year in direct compensation from us, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by a director for former service as an interim Chairman or CEO during the immediately preceding three-year period, may not be considered independent until the expiration of the three years after such director or family member ceases to receive more than $100,000 per year in compensation or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•	A director who is employed by, or whose immediate family member is a current partner of a firm that is our internal or external auditor or a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice may not be considered independent.

•	A director who was, or whose immediate family member was a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during the immediately preceding three-year period may not be considered independent until the expiration of the three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•	A director who is employed, or whose immediate family is employed, as an executive officer of another company where any of our present executives serve on such other company’s compensation committee may not be considered independent until the expiration of the three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•	A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered independent until the expiration of the three years after such receipts or payments fall below such threshold or after such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

Lead Director

In March 2006, the Board established the position of Lead Director of the Board. Mr. William R. Cook was appointed as our initial Lead Director at the Annual Meeting on May 5, 2006 to serve a one year term or until his successor is appointed and qualified. The duties and responsibilities of the Lead Director include:

•	coordinating and developing the agenda for, and presiding over, executive sessions of the Board’s independent directors;

•	facilitating communications among and between our directors and senior executives, including with respect to any concerns they may have about us and our performance;

•	collaborating with the Chairman of the Board to ensure appropriate information flow to the Board;

•	interviewing, along with the Governance Committee Chair, and making recommendations to the Governance Committee and the Board concerning Board candidates; and

•	providing input to the members of the Compensation Committee regarding the Chief Executive Officer’s performance, and, along with the Compensation Committee Chair, meet with the Chief Executive Officer to discuss the Board’s evaluation.

The independent directors of the Board have the authority to make decisions concerning the Lead Director, including the power to appoint and remove the Lead Director and the authority to modify the Lead Director’s duties and responsibilities.

Executive Sessions of Non-Management Directors

Directors who are not executive officers or otherwise employed by us or any of our subsidiaries, who we refer to as the non-management directors, meet regularly in accordance with a schedule adopted at the beginning of each year and on such additional occasions as a non-management director may request. Such meetings are held in executive session, without the presence of any directors who are executive officers. The Lead Director presides over such meetings.

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Corporate Communications. These communications will be forwarded to specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate. Stockholders or other interested persons may also communicate directly and confidentially with the Lead Director, the non-management directors as a group or the Chairman or other members of the Audit Committee through the Teleflex Ethics Hotline at 1-888-883-1499 or for international calls, 1-203-557-8604.

The Board and Board Committees

The Board held eight meetings in 2006. The Board does not have a formal policy concerning attendance at its Annual Meeting of Stockholders but encourages all directors to attend. All of the Board members except Harold L. Yoh III attended the 2006 Annual Meeting of Stockholders.

The Board has established a Governance Committee, a Compensation Committee and an Audit Committee.

Governance Committee

The members of the Governance Committee are Mrs. Barron and Messrs. Lubsen and Cook. The Governance Committee is responsible for identifying qualified individuals for board membership and recommending individuals for nomination to the Board and its committees. In addition, the Governance Committee reviews and makes recommendations to the Board as to changes in Board structure, the range of qualifications that should be represented on the Board and eligibility criteria for individual Board membership. The Governance Committee is also responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and management.

The Governance Committee held five meetings in 2006. The Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity, and to have business, professional, academic, government or other experience which is relevant to our business and operations. In addition, directors must be able to devote substantial time to our affairs. The charter of the Governance Committee provides that in evaluating nominees, the Governance Committee should consider the attributes set forth above. Under our Corporate Governance Principles, a director must retire from the Board at the expiration of his or her term following attainment of age 70, except in special circumstances which shall be described in a resolution adopted by the Board requesting such director to defer retirement.

To assist the Governance Committee to identify candidates for nomination as directors, the committee sometimes employs a third party search firm and also receives recommendations of candidates from Board members. Mr. Graves was initially recommended by a current member of the Board.

In addition, the Governance Committee will consider recommendations for director candidates from stockholders. Stockholders can recommend candidates for nomination by delivering or mailing written notice of nominations to Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Secretary. In order to enable consideration of the candidate in connection with our 2008 Annual Meeting, a stockholder must submit the following information by December   , 2007:

•	the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;

•	information about the relationship between the candidate and the recommending stockholder; and

•	the consent of the candidate to serve as a director.

In considering any candidate proposed by a stockholder, the Governance Committee will reach a conclusion based on the criteria described above. The Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance Committee. The Governance Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

Compensation Committee

The members of the Compensation Committee are Mrs. von Seldeneck and Messrs. Lubsen, Smith and Yoh. The duties and responsibilities of the Compensation Committee include, among other things, the following:

•	review and recommend to the Board for approval all compensation plans in which any director or executive officer may participate and all other compensation plans in which our executives generally may participate;

•	review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluate annually the Chief Executive Officer’s performance in light of those goals and objectives;

•	review, and recommend to the other independent directors for approval, any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of the Chief Executive Officer;

•	review and approve compensation of our executive officers (other than the Chief Executive Officer), and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of any of our executive officers (other than the Chief Executive Officer);

•	establish goals for performance-based awards under incentive compensation plans (including stock compensation plans);

•	administer and grant, or recommend to the Board the grant of, stock options and other equity-based compensation awards under our stock compensation plans;

•	review and recommend to the other independent directors for approval all material executive perquisites for the Chief Executive Officer’s benefit;

•	review and approve all material executive perquisites for the benefit of any of our executive officers (other than the Chief Executive Officer); and

•	review and evaluate the Company’s pension plan performance.

The Compensation Committee held seven meetings in 2006.

Audit Committee

The members of the Audit Committee are Messrs. Cook, Babich and Zug. The Audit Committee has responsibility to, among other things, assist the Board in its oversight of the following matters:

•	the integrity of our financial statements;

•	our internal control compliance;

•	our compliance with the legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of our internal audit function and its independent registered public accounting firm.

The Audit Committee has sole authority to appoint retain, compensate, evaluate and terminate the independent auditors, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors. In addition, the Audit Committee oversees the performance of the persons performing our internal audit function; and meets separately, periodically, with management, the independent registered public accounting firm and our own internal auditors. The Audit Committee also periodically discusses with management our policies with respect to risk assessment and risk management.

Stockholders may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Audit Committee. Stockholders can report their concerns to the Audit Committee anonymously or confidentially.

The Board has determined that the three Audit Committee members, Messrs. Babich, Cook and Zug, meet the criteria of an “audit committee financial expert” as that term is defined in SEC regulations.

The Audit Committee held seven meetings in 2006.

Director Compensation

Directors who are also employees of ours or any of our subsidiaries receive no additional compensation for their service as directors. Non-management directors receive an annual cash retainer, which is payable in equal monthly installments. The amount of the annual cash retainer was increased from $20,000 to $25,000 in June 2006. In addition, non-management directors currently are paid the following equity based compensation under our 2000 Stock Compensation Plan:

•	upon their first election or appointment to the board, a grant of 5,000 stock options;

•	an annual grant of 2000 stock options; and

•	an annual grant of shares of restricted stock having a certain market value on the grant date, which value was $20,000 for 2006 and was increased to $25,000 for 2007.

The non-management directors also receive a fee for each Board meeting attended equal to $2,000 for meetings attended in person and $1,000 for telephonic participation. Members of our Audit, Compensation and Governance Committees are also entitled to a fee of $1,000 for each committee meeting attended, whether in person or telephonically.

The Lead Director receives an annual restricted stock award having a market value of $20,000 on the grant date. The Chairpersons of our Audit, Compensation and Governance Committees receive an annual stipend of $10,000, $5,000 and $5,000, respectively. We do not provide any pension benefits to the non-management directors.

We provide the non-management directors with $100,000 of life insurance and $100,000 of accidental death or dismemberment coverage during their service on the Board.

The table below summarizes the compensation paid to non- management directors during the fiscal year ended December 31, 2006.

				Change
				in Pension
				Value and
	Fees			Nonqualified
	Earned			Deferred	All Other
	Or Paid	Stock	Option	Compensation	Compensation
Name	in Cash(1)	Awards(2)	Awards(3)	Earnings(4)	(5)	Total

George Babich, Jr.	$44,917	$19,490	$44,860	—	$2,268	$111,535
Patricia C. Barron	$40,833	$19,490	$42,005	—	$2,268	$104,596
Donald Beckman	$39,917	$19,490	$42,005	$942	$2,268	$104,622
William C. Cook	$59,917	$38,980	$42,005	—	$2,268	$143,170
Sigismundus W.W. Lubsen	$49,917	$19,490	$42,005	—	$2,268	$113,680
Judith M. von Seldeneck	$40,917	$19,490	$41,301	—	$2,268	$103,976
Benson F. Smith	$36,917	$19,490	$44,860	—	$2,268	$103,535
Harold L. Yoh III	$38,917	$19,490	$41,301	—	$2,268	$101,976
James W. Zug	$44,917	$19,490	$47,669	—	$2,268	$114,344

(1)	Mr. Beckman and Mrs. von Seldeneck each deferred $22,917 of their 2006 cash compensation into a deferral account under our Deferred Compensation Plan.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of restricted stock awards granted in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Each non-management director was granted 293 shares of restricted stock in May 2006 with a grant date fair value of $20,000. Mr Cook received an additional 293 shares of restricted stock in May 2006 with a grant date fair value of $20,000 in respect of his service as Lead Director. These shares are subject to certain restrictions under our 2000 Stock Compensation Plan for a period of six months after the date of grant.

(3)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of option awards granted in 2006 as well as prior fiscal years, in accordance with SFAS 123R. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures. A discussion of the assumptions used in calculating these values may be found in Note 1 to our 2006 audited financial statements appearing in our Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC. Each non-management director was granted 2,000 stock options in February 2006 with a grant date fair value of $28,540. These options are fully vested at the time of grant. As of December 31, 2006, each non-management director had the following number of options outstanding: Mr. Babich: 7,000; Mrs. Barron: 23,000; Mr. Beckman: 18,000; Mr. Cook: 21,000; Mr. Lubsen: 18,000; Mrs. von Seldeneck: 13,000; Mr. Smith: 7,000; Mr. Yoh: 13,000; and Mr. Zug: 9,000.

(4)	The amount reported in this column represents the above-market earnings on the non-qualified deferred compensation plan in which Mr. Beckman participates. Above-market earnings represent the difference between market interest rates determined under SEC rules and the interest credited to the named executive officer under our Deferred Compensation Plan. For additional information, see the Nonqualified Deferred Compensation Table.

(5)	The information reported reflects the dollar value of life and accidental death and dismemberment insurance premiums paid for the benefit of each non-management director.

Compensation Committee Interlocks and Insider Participation

Mr. Beckman, who served as a member of the Compensation Committee until May 2006, is of counsel to Beckman and Associates, a law firm, which provides legal services to the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three non-management directors, each of whom has been determined by the Board to be independent under the rules of the NYSE and the SEC. The Audit Committee’s responsibilities are set forth in its amended and restated charter, which was adopted by the Board on March 7, 2005.

Generally, the Audit Committee oversees and reviews with the full Board any issues with respect to the Company’s financial statements, the structure of our legal and regulatory compliance, the performance and independence of our independent registered public accounting firm and the performance of our internal audit function. The Committee retains our independent registered public accounting firm to undertake appropriate reviews and audits of our financial statements and our internal controls over financial reporting, determines the compensation of the independent registered public accounting firm and pre-approves all of their services. The preparation of our financial statements is the responsibility of our management. The Audit Committee maintains oversight of the independent registered public accounting firm by discussing the overall scope and specific plans for their audits, the results of their examinations and the overall quality of our financial reporting.

The Audit Committee maintains oversight of our internal audit function by reviewing the appointment and replacement of our director of internal auditing and periodically meets with the director of internal auditing to receive and review reports of the work of our internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes, and risks or exposures, if any, that may have a material effect on our financial statements.

The Audit Committee has taken the following actions:

•	appointed and retained PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2006;

•	reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2006;

•	reviewed and discussed with management our unaudited financial statements for each of the fiscal quarters ended March 26, 2006, June 25, 2006 and September 26, 2006;

•	discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 — “Communications with Audit Committees,” as amended;

•	received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 — “Independence Discussions with Audit Committees,” as then in effect, and has discussed with our independent registered public accounting firm their independence;

•	discussed matters with our independent registered public accounting firm outside the presence of management;

•	reviewed internal audit recommendations;

•	discussed with our independent registered public accounting firm the quality of our financial reporting; and

•	reviewed and discussed with our independent registered public accounting firm and management the status of activities intended to maintain compliance with §404 of the Sarbanes-Oxley Act.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to our Board, and the Board has approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

AUDIT COMMITTEE

WILLIAM R. COOK, CHAIRMAN	GEORGE BABICH, JR.	JAMES W. ZUG

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers.”

EXECUTIVE COMPENSATION OVERVIEW

Compensation Objectives

Our executive compensation program is designed to promote the achievement of specific annual, long-term and strategic goals by our executive management team and to align our executives’ interests with those of our stockholders. In this regard, the components of the compensation program for our executives, including the named executive officers, are intended to meet the following objectives:

•	Provide compensation that enables us to attract and retain highly-skilled executives. We refer to this objective as “competitive compensation.”

•	Create a compensation structure that in large part is based on the achievement of performance goals. We refer to this objective as “performance incentives.”

•	Provide long-term incentives to align executive and stockholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We have fashioned the components of our executive compensation program to meet these objectives as follows:

Type of Compensation	Objectives Addressed

Salary	Competitive Compensation
Annual Bonus	Performance Incentives
Competitive Compensation
Long-Term Compensation — Stock Option Grants	Stakeholder Incentives
Performance Incentives
Competitive Compensation
Retention Incentives
Long-Term Compensation — Cash Award	Performance Incentives
Stakeholder Incentives
Competitive Compensation
Retention Incentives

Role of Compensation Committee and Executive Officers

The Compensation Committee of our Board of Directors is responsible for the oversight of our executive compensation program. The Compensation Committee makes all decisions concerning compensation awarded to our executive officers, other than our Chairman, Chief Executive Officer and President, Jeffrey P. Black. Determinations concerning Mr. Black’s compensation are made by our Board of Directors upon the recommendation of the Compensation Committee.

Mr. Black, with the assistance of our human resources department and our compensation consultant, Mercer Human Resource Consulting, which we refer to below as “Mercer,” provides statistical data to the Compensation Committee to assist it in determining appropriate compensation levels for our executives. Mr. Black also provides the Compensation Committee with recommendations as to components of the compensation of our executives. Mr. Black does not make recommendations as to his own compensation. While the Compensation Committee utilized this information, and values Mr. Black’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation are made by the Compensation Committee.

Determination of Compensation

In making our compensation determinations, we periodically reference several published compensation surveys utilized by Mercer that provide information regarding compensation paid by manufacturing companies to executives in functionally comparative positions to our executives. The survey data is size adjusted by Mercer using a regression analysis where available; otherwise, we limited the sample to companies having annual revenues ranging from approximately 0.5 to 2 times our annual revenues. This resulted in samplings ranging from 100-150 to 300-400 companies, depending on the comparable executive position. We refer to these companies as the “general market companies.” In light of the fact that we wish to emphasize a performance orientation in our compensation program, we position base salaries to be at a lower level relative to the general market companies than total direct compensation, which includes the target amounts of annual bonus and long-term incentive compensation in addition to base salary. Specifically, we generally seek to position executive salaries to approximate the median of the salaries paid to comparable executives by the general market companies, while positioning total direct compensation to approximate the 65th percentile of total direct compensation paid by the general market companies. We also seek to position total cash compensation, which includes salary and target amount of annual bonus, at the same 65th percentile level. However, we may set compensation below or above these levels as we deem appropriate. Factors that may affect our determination include individual performance and comparable data relating to a peer group of manufacturing companies selected by our Compensation Committee. This group of companies, which we refer to as the “peer group companies,” was selected in 2003 and is subject to periodic review and update by our Compensation Committee.

We use the peer group companies as a secondary point of evaluation to validate compensation decisions, and in certain instances we have adjusted compensation in response to peer group data. Moreover, as explained in more detail below, we fashion the cash award portion of our long-term incentive compensation based on our “total shareholder return” as compared to the total shareholder return of the peer group companies. The peer group companies currently consist of the following:

• AMETEK, Inc.,	• Flowserve Corporation,	• ITT Industries, Inc.,
• Carlisle Companies Incorporated,	• GenCorp Inc.,	• Pentair, Inc.,
• Crane Co.,	• Goodrich Corporation,	• Roper Industries, Inc. and
• Dover Corporation,	• IDEX Corporation,	• The Timken Company.

We reference these companies because they are diversified industrial companies of roughly comparable size to ours, and we believe that they are considered by analysts to be competitors for investor capital.

In making our compensation determinations, we used data provided to us by Mercer. In determining executive compensation in 2006, we considered, among other things, Mercer’s advice that compensation that is within 15 percent above or below the 65th percentile market reference point for total direct compensation and total cash compensation and the 50th percentile market reference point for salary is within the competitive range we are seeking.

2006 COMPENSATION

Salaries

Base salary ranges for our executives are determined based on each executive’s position and responsibility by using market data. As noted above, we generally seek to position salaries for our named executive officers to approximate the median of salaries for positions of comparable responsibility reported by the general market companies. Salary levels are typically considered annually as part of our performance review process. In addition, salary reviews may occur at other times due to events such as a promotion or other change in job responsibility.

For 2006, salary increases for all named executives officers other than Messrs. Black and Northfield did not exceed three percent. Mr. Black’s salary was increased by 13.3 percent, reflecting the considerations that resulted in our granting of a special equity award to Mr. Black and our entry into an employment agreement with Mr. Black, which are described below. Mr. Northfield’s salary increase of 10 percent reflected his promotion to President of our Commercial group. We believe that the salaries paid to our named executive officers in 2006 were within the competitive range.

Annual Executive Incentive Compensation

We provide annual cash incentive opportunities to subject a meaningful amount of an executive’s total cash compensation to the achievement of performance objectives. In this regard, we target total cash compensation, which is the sum of an executive’s salary and target amount of annual bonus, to approximate the 65th percentile of total cash compensation for comparable executives in the general market companies, in contrast to the median reference point used in connection with salaries. Nevertheless, the actual amounts of annual bonus paid out to our executives is based on achievement of applicable corporate, business segment or individual performance goals and can vary considerably from the target amount.

Our annual incentive awards have two components:

•	an annual bonus opportunity relating to financial performance-based criteria awarded under our Executive Incentive Plan, which was approved by our stockholders in 2006; and

•	an annual bonus opportunity based on individual performance criteria, which was awarded in 2006 under our Performance Participation Plan.

The financial performance-based component under our Executive Incentive Plan comprises 80 or 100 percent of the target award opportunity. The individual performance component under our Performance Participation Plan comprises 20 percent of the target award opportunity for some of our named executive officers. We have weighted the annual incentive awards largely or completely to the financial performance-based component because we believe that emphasizing corporate or business unit financial performance encourages a unified commitment by our executives to performance that we believe more directly affects stockholder value.

Executive Incentive Plan Opportunity

For our named executive officers that do not have responsibility for a specific business segment, namely Messrs. Black, Sickler and Headley, the financial performance-based component was based on the amount of our earnings per share excluding restructuring charges, or “EPS.” In 2006, we used EPS as our principal performance measure because we believe that a fundamental objective of an executive officer is to significantly increase stockholder value, and for a large, well established industrial enterprise like ours, EPS is a key metric affecting share price and, thus, stockholder value. We excluded restructuring charges from our EPS target because such charges are not contained within our earnings guidance and adjusted results reported to investors and are generally disregarded in assessing whether stockholder value has been generated. In the future, our Compensation Committee may determine to use additional financial performance-based criteria that are reflective of our performance.

For Messrs. Northfield and Suddarth, who each have responsibility with respect to one of our business segments, their entire incentive award opportunity was allocated to the financial performance-based component. Fifty percent of Mr. Northfield’s and 40 percent of Mr. Suddarth’s target award opportunity was based on segment operating income before the allocation of company costs to the business segment and excluding the impact of currency fluctuations. We believe that operating income, adjusted as described above, is a reliable overall measure of the performance of a business segment. Therefore, we believe that a significant portion of the target award for an executive who is responsible for a business segment should be based on this metric. The remaining 50 percent of Mr. Northfield’s and an additional 40 percent of Mr. Suddarth’s financial performance-based component was based on “asset velocity index,” which we use to measure the executive’s success in managing certain operating working capital items. Asset velocity index is the sum of reported accounts receivable and inventories net of accounts payable and deferred revenue for the business segment expressed as a percentage of annualized quarterly revenues at the balance sheet date (the average of the asset velocity index at the end of each quarter is used for purposes of determining achievement of the stated goal). We believe that an important factor in our performance is the effective utilization of our cash resources and other working capital items. Executives with responsibility for individual business segments are most directly involved in utilizing these assets; therefore we applied this performance measure to them. We allocated the final 20 percent of Mr. Suddarth’s financial performance-based component to EPS in order to attribute a certain portion of his opportunity to the overall financial performance of our company. Mr. Northfield’s award opportunity did not include EPS as a component because we believed that it was important to emphasize operating income and asset velocity for our Commercial segment in 2006.

For 2006, an executive’s award payout related to EPS could range from 50 percent of the target award, if threshold levels of performance equivalent to approximately 93 percent of the EPS target were achieved, to 200 percent of the target award, if the maximum performance level equivalent to approximately 103 percent of the EPS target was achieved or exceeded. Award payouts related to other financial performance-based measures could similarly range from 50 percent to 200 percent of the target award, if achievement exceeded threshold levels.

Performance Participation Plan Opportunity

In 2006, Messrs. Black, Sickler and Headley participated in the individual performance-based component of our annual executive incentive compensation program, which is made available under our Performance Participation Plan. This component provides award opportunities dependent upon an evaluation of an executive’s overall performance during the preceding fiscal year, including the executive’s satisfaction of individual performance objectives that are established at the beginning of the preceding fiscal year. Depending on the extent to which the executive satisfies the objectives, he may receive no payment or a payment of up to 200 percent of the individual performance component of the target award opportunity.

2006 Executive Incentive Compensation Targets and Awards

The target award payable to a named executive officer for 2006 if the target financial performance-based objective or objectives were achieved and 100 percent of the individual performance component award opportunity was paid is equal to a percentage of the executive’s salary, as shown on the following table:

	Target Award
	Opportunity as	Target Award
Name	Percentage of Salary	Opportunity

Jeffrey P. Black	100%	$850,000
John J. Sickler	60%	$264,001
Martin S. Headley	60%	$250,908
John B. Suddarth	50%	$150,000
Vince Northfield	50%	$165,000

The following table provides information for each named executive officer regarding applicable performance measures and actual payments with respect to 2006, based on the degree of achievement with respect to each performance measure:

		Performance
		Measure as a		Actual Award as a
		Percentage of		Percentage of
		Total Target		Target Award
	Performance	Award	Actual	Opportunity for the
Name	Measure	Opportunity	Award	Performance Measure

Jeffrey P. Black	EPS	80%	$0	0%
	Individual Performance	20%	$161,500	95%
John J. Sickler	EPS	80%	$0	0%
	Individual Performance	20%	$47,520	90%
Martin S. Headley	EPS	80%	$0	0%
	Individual Performance	20%	$37,630	75%
John B. Suddarth	EPS	20%	$0	0%
	Asset Velocity Index	40%	$102,600	171%
	Operating Income	40%	$120,000	200%
Vince Northfield	Asset Velocity Index	50%	$116,500	141%
	Operating Income	50%	$0	0%

The actual award payments are reflected in the “Bonus” column of the Summary Compensation Table.

Senior Executive Supplemental Bonus Awards

In February 2007, our Board of Directors, upon the recommendation of our Compensation Committee, approved supplemental bonus awards for certain of our senior executives, including Messrs. Black, Headley and Sickler. The amount of the supplemental bonus award approved for each named executive officer is set forth below.

2006 Supplemental
Name	Bonus Award

Jeffrey P. Black	$255,000
John J. Sickler	$152,480
Martin S. Headley	$75,260

The supplemental awards granted to Messrs. Black and Headley were approved by the Board in recognition of their contributions in our achievement of certain key financial metrics in 2006, which included record revenues and cash flow from operations, the achievement of our asset velocity target and significant improvements in operating profit margins. The Board determined that these awards, representing 30 percent of Messrs. Black’s and Headley’s target award opportunity under the 2006 annual incentive award program, provided meaningful recognition of Messrs. Black’s and Headley’s contributions to our 2006 financial results, while remaining well below the award that would have been payable had the minimum EPS payout level been achieved.

Mr. Sickler’s supplemental award was granted by the Board in recognition for his service and accomplishments as interim president of our Medical segment during 2006. In particular, the Board considered Mr. Sickler’s increased responsibilities in serving as interim president of the Medical segment, his contributions in addressing the operational inefficiencies that occurred within our Medical segment during the first half of 2006 and the significant improvements in operating profit margins experienced by our Medical segment during the second half of 2006.

The supplemental bonus award payments are reflected in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentive Compensation

Our long-term incentive compensation program is designed to provide stock and cash-based incentive compensation to promote achievement of corporate goals, encourage the growth of stockholder value and enable participation in our long-term growth and profitability. We seek to fashion long-term incentive compensation so that it is competitive with the 65th percentile of the general industry companies. As a result, the long-term incentive compensation opportunity was designed to be equivalent to 140 percent to 300 percent of a named executive officer’s salary. We refer to this percentage of salary as the “long-term incentive percentage.” The 2006 long-term incentive percentage for each named executive officer and the dollar amount of the executive’s long-term compensation opportunity is as follows:

	Long-Term	Total Long-Term
	Incentive	Compensation
Name	Percentage	Opportunity

Jeffrey P. Black	300%	$2,550,000
Martin S. Headley	175%	$731,815
Vince Northfield	140%	$462,000
John B. Suddarth	140%	$420,000

Mr. Sickler does not participate in our long-term incentive program because we believe that the compensation arrangement set forth in Mr. Sickler’s employment agreement, taken together with prior equity awards granted to Mr. Sickler, provides him with an appropriate level of compensation.

Our long-term incentive compensation includes stock options issued under our 2000 Stock Compensation Plan and cash incentive opportunities awarded under our Executive Incentive Plan. We applied 65 percent of the long-term compensation opportunity to stock options, and the remaining 35 percent to a cash incentive opportunity that is payable based upon the extent to which our total shareholder return during a three year performance period beginning in 2006 exceeds the total shareholder return achieved by the peer group companies. We designed these components and the weighting of our long-term compensation to align the interests of our named executive officers to our stockholders, by providing an incentive to our executives for the favorable performance of our common stock both in absolute terms and in terms of its relative performance as against peer group common stock.

We allocated 65 percent of the long-term award to stock options because we believe that absolute return should be the principal determinant of the economic return received by our executives from long-term compensation. We did not allocate the entire award to stock options because we believe that if we underperform in relation to the peer group companies, our executives should not realize the total long-term compensation opportunity. Conversely, we provide a cash award component based on total shareholder return because we believe that if our common stock outperforms the common stock of our peers, some economic benefit is appropriate, even if absolute returns do not result in the stock options accruing meaningful value. In addition, we believe this comparative approach to a portion of our long-term compensation supports retention of our executives, as they may be subject to recruiting activity by companies that have not performed as well.

Stock Option Awards

In accordance with the rationale described above, we granted stock options to our named executive officers in 2006 based upon 65 percent of the total long-term incentive compensation opportunity. Using a Black Scholes methodology, we valued the stock options at $19.99 per underlying share. In calculating this value, we assumed that options are held for their full ten-year term.

As a result of these computations, the named executive officers received stock options for the respective numbers of underlying shares set forth below in the Grants of Plan-Based Awards table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” The dollar amount for option awards shown in the Summary Compensation Table generally reflects the dollar amount recognized for financial statement purposes in accordance with FAS 123R. Therefore, it includes amounts with respect to only a portion of the options granted in 2006, while also including amounts from earlier option grants. See note 2 to the Summary Compensation Table for further information.

Stock options awarded under the long-term incentive compensation program are generally granted in February of each year and have an exercise price equal to the average of the high and low sales prices of our common stock on the date of grant rounded to the nearest $0.25 increment. Our options generally vest in equal annual increments on the first three anniversaries of the date of grant. We believe that these vesting terms provide our executives with meaningful incentive for continued employment. For additional information regarding stock option terms, see the footnotes accompanying the Grants of Plan-Based Awards table.

Cash Incentive Awards

The remaining 35 percent of the long-term compensation opportunity represents the target award based on total shareholder return as compared to the peer group companies. “Total shareholder return” is the appreciation in value of a share of stock of a company from the first trading day to the last trading day of the specified performance period plus the aggregate dividends paid in respect of such share during the performance period. Payment is based on a sliding scale so that the amount of the payment generally increases to the extent that our total shareholder return exceeds the total shareholder return of the peer group companies. Specifically, if our total shareholder return exceeds the return of five of the peer group companies, the threshold payment equal to 72 percent of the target award will be paid. If our total shareholder return exceeds one-half of the peer group companies, 100 percent of the target amount will be paid. The maximum payout, equal to 200 percent of the target amount, will be paid if our total shareholder return exceeds that of at least ten of the peer group companies. These award levels are subject to adjustment in the event that merger or acquisition activity changes the number of peer group companies. The amount that actually will be paid out with regard to cash incentive opportunities awarded in 2006 will be determined following 2008.

We have used the long-term compensation methodology described above for the past few years, and the three year performance period for the 2004 cash incentive opportunity was completed in 2006. For that period, our total shareholder return did not meet the minimum threshold for payment.

Special Equity Award for Jeffrey P. Black

In 2006, our Board of Directors, upon the recommendation of our Compensation Committee, granted Mr. Black a special equity award of stock options to purchase 80,000 shares of our common stock, which will vest in three equal annual installments, and 30,000 shares of restricted stock, which will vest over a two year period. The Compensation Committee, utilizing data provided by Mercer, recommended these grants in light of Mr. Black’s assumption of duties as Chairman of the Board in addition to his responsibilities as President and Chief Executive Officer. Moreover, the award was made in recognition of earlier determinations made regarding Mr. Black’s compensation. When Mr. Black first became our Chief Executive Officer in 2002, the Committee determined that his salary initially should be at a level below the midpoint of the range of chief executive officer salaries of the general market companies in order to maintain a growth opportunity for Mr. Black. While salary increases in 2004 and 2005 were designed to enable Mr. Black’s salary to more closely approach the midpoint, his compensation, in varying degrees, remained below the midpoint level until 2006. Moreover, Mr. Black’s target total direct compensation, while approaching the 65th percentile of the market group, was substantially below the equivalent percentage of the peer group. Further, the Committee believed that Mr. Black’s performance warranted this award, and noted particularly his leadership in the formulation and execution of our restructuring programs, and the marked improvements in our operating performance and cash management. The equity award is addressed in the Stock Awards and Option Awards columns of the Grants of Plan Based Awards Table and accompanying footnotes.

Employment Agreement for Jeffrey P. Black

In March 2006, we entered into an employment agreement with Mr. Black. The employment agreement fixed a minimum annual base salary of $850,000 per year and provides some personal benefits to Mr. Black. In addition, the agreement contains provisions relating to payments and benefits if Mr. Black is terminated without cause or if he terminates employment for “good reason.” The agreement also has provisions addressing termination in the event of a change in control that initially were addressed in a change in control agreement we entered into with Mr. Black in 2005 and that was replaced by the employment agreement provisions. The personal benefits made available to Mr. Black under the employment agreement are described in the narrative and footnotes accompanying the Summary Compensation Table. The payments that may be made to Mr. Black upon termination of his employment are described below under “Potential Payments Upon Termination or Change in Control.”

Our determination to enter into the employment agreement with Mr. Black was based on our judgment of his performance since he first became Chief Executive Officer in 2002. We concluded that it was important to provide a strong incentive for Mr. Black to continue to serve as our Chief Executive Officer and to assume responsibilities as Chairman. The employment agreement was designed to provide such an incentive. On the other hand, we believe that it is appropriate to revisit Mr. Black’s fundamental employment and severance terms from time to time. Therefore, the agreement generally will terminate on its third anniversary, and we have undertaken to negotiate terms of a successor agreement as we approach the termination date.

Personal Benefits

We provide our named executive officers with personal benefits that we believe are appropriate as part of a competitive compensation package that better enables us to attract and retain highly skilled executives. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers. The personal benefits currently provided to our named executive officers include personal use of our corporate aircraft by Mr. Black, a company car and life insurance coverage for our named executive officers, and country club membership fees for Mr. Black and Mr. Northfield. Additional information regarding these benefits is provided in the Summary Compensation Table and the accompanying footnotes.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that would encourage our executives to remain employed by us. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.

Change in Control Arrangements

We have change in control arrangements with each of our named executive officers other than Mr. Sickler. The terms of Mr. Black’s change in control arrangement are set forth in Mr. Black’s employment agreement, and the terms of our change in control arrangements with each of our other named executives officers is set forth in a change of control agreement that we have entered into with each of the executives. Our agreement with each executive provides for payments and other benefits to the executive if we terminate the executive’s employment for any reason other than disability or cause or if the executive terminates employment for “good reason” within two years following a change in control. The change in control provisions in Mr. Black’s employment agreement differ from the change in control provisions for the other named executive officers with respect to the amount of the payments upon the relevant termination following the change in control. For a more detailed discussion of these arrangements, see “Potential Payments Upon Termination or Change in Control,” below. If an executive becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment received in connection with a change in control, we will make an additional payment to the executive. This payment is designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, the executive will retain the same amount as if no excise tax had been imposed. See “Tax Considerations” below for further information regarding the additional payment. We entered into these change in control arrangements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change in control. In addition, we want our executives to support a corporate transaction involving a change in control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide a key incentive for our executives to remain with us.

Jeffrey P. Black Employment Agreement

In addition to the change in control provisions described above, we have also agreed to provide payments and other benefits to Mr. Black if, outside of the context of a change in control, we terminate his employment without cause or he terminates employment for “good reason.” See “Potential Payments Upon Termination or Change in Control” for additional information.

John J. Sickler Employment Agreement

Our employment agreement with John J. Sickler, our Vice Chairman, dated March 7, 2005, provides that upon Mr. Sickler’s termination of employment, Mr. Sickler will retire and receive his vested and other benefits to which he is entitled under the our benefit plans. During the four years immediately following such retirement he will be entitled to health insurance at our expense and will be subject to a non-competition covenant. During the three years immediately following the termination of his employment, he will make himself available to us as an independent consultant and will be paid a monthly retainer fee at the rate of his base salary in effect immediately before his retirement. In addition, we will pay him compensation for each day of consulting service at a rate mutually agreed in writing. In July 2006, we entered into an amendment to Mr. Sickler’s agreement, which was principally designed to provide benefits to Mr. Sickler or his estate in the event of his death or disability. The amendment provides that in the event of Mr. Sickler’s death while employed, we will make a lump sum payment to his estate equal to three times his annual salary. In addition, in the event of Mr. Sickler’s death during a three year post-employment consultancy period, he will be entitled to a lump sum payment equal to any unpaid retainer fees to be paid to Mr. Sickler for that period. Moreover, if he becomes disabled during the consultancy period, he will continue to receive the retainer fees and will not be required to provide service beyond those he reasonably is capable of providing. See “Potential Payments Upon Termination or Change in Control” for additional information.

Teleflex Incorporated Retirement Income Plan

The Teleflex Incorporated Retirement Income Plan, or TRIP, is a tax qualified defined benefit plan that provides benefits to all salaried employees following retirement based upon a formula relating to years of service and annual compensation. All of our named executive officers currently participate in this plan. The plan was closed to new participants on January 1, 2006. See the Pension Benefits table and accompanying narrative, and “Potential Payments Upon Termination or Change-in-Control” for additional information.

Supplemental Executive Retirement Plan

We maintain a Supplemental Executive Retirement Plan, or SERP, which is a nonqualified defined benefit plan that provides benefits for executives to the extent that their compensation cannot be taken into account under the TRIP because the compensation exceeds limits imposed under the Internal Revenue Code. We refer to the compensation that exceeds these limits as “excess compensation.” For 2006, compensation in excess of $220,000 constitutes excess compensation. Under the SERP, a participant accumulates units of annual pension benefit equal to 2.0% of his or her eligible excess compensation for the first 35 years of service, and 1.833% of such compensation for each additional year of service. All of the named executive officers, other than Messrs. Northfield and Suddarth, participate in the SERP. See the Pension Benefits table and accompanying narrative, and “Potential Payments Upon Termination or Change in Control” for additional information.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan, which is a nonqualified plan under which executives may defer certain amounts of their annual and long-term incentive compensation. Salary deferral elections are made annually by eligible executives in respect of salary amounts to be earned in the following year. Participants may direct the investment of deferred amount into a fixed interest fund or one or more notional funds. All of the named executive officers are eligible to participate in the Deferred Compensation Plan. See the “Nonqualified Deferred Compensation Table — 2006” for additional information.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and its four other highest paid executives, unless certain conditions are met. To the extent feasible, we structure executive compensation to preserve deductibility for federal income tax purposes. In this regard, our stock compensation plans are designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options. Moreover, our Executive Incentive Plan is designed to facilitate the deductibility of the non-discretionary portion of annual bonus awards and the cash portion of long-term incentive awards that meet the conditions for “qualified performance-based compensation” under

Section 162(m). Nevertheless, we retain the discretion to authorize compensation that may not be deductible. The compensation paid to Mr. Black in 2006 exceeded the deductible limit by approximately $285,203. In addition, it is possible that some portion of compensation paid to our executives in future years will be non-deductible, particularly if a change-in-control occurs or, in the case of Mr. Black, upon vesting of the restricted stock award granted to him in 2006.

As noted above, under our change in control arrangements, we will make an additional payment to our executives if payments to them resulting from a change in control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. It is possible that a change in control could result in our making additional payments to our executives, particularly Mr. Black, who is entitled to receive a larger payment than other executives following a change in control if the conditions for payment are satisfied. Nevertheless, we believe that our payments relating to the excise tax are appropriate to preserve the incentive for executives to maintain their employment with us.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

SIGISMUNDUS W.W. LUBSEN, CHAIRMAN

BENSON F. SMITH	JUDITH M. von SELDENECK	HAROLD L. YOH III

SUMMARY COMPENSATION TABLE — 2006

The following table sets forth, for the fiscal year ended December 31, 2006, certain compensation information with respect to the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers, determined in accordance with SEC regulations, during the fiscal year ended December 31, 2006. These individuals are referred to in this Proxy Statement as the “named executive officers.”

						Change in
						Pension
						Value and
						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(2)	Earnings(3)	Compensation(4)	Total

Jeffrey P. Black	2006	$850,000	$416,500	$665,200	$1,062,822	$72,830	$82,679	$3,150,031
Chairman, President and Chief Executive Officer
Martin S. Headley	2006	$418,180	$112,890	$97,619	$250,857	$35,042	$33,635	$948,224
Executive Vice President and Chief Financial Officer
John J. Sickler	2006	$440,001	$200,000	$10,692	$7,037	$253,028	$49,599	$960,357
Vice Chairman
John B. Suddarth	2006	$300,000	$222,600	—	$127,101	$15,246	$7,704	$672,651
President — Aerospace
Vince Northfield	2006	$330,000	$116,500	—	$123,241	$14,699	$51,760	$636,200
President — Commercial

(1)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of restricted stock awards granted in 2006 as well as prior fiscal years, in accordance with SFAS 123R. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of option awards granted in 2006 as well as prior fiscal years, in accordance with SFAS 123R. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures. A discussion of the assumptions used in calculating these values may be found in Note 1 to our 2006 audited financial statements appearing in our Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC.

(3)	The amounts shown in this column with respect to Messrs. Black, Suddarth and Northfield represent the change in actuarial present value of the accumulated benefit under defined benefit plans in which such named executive officers participate. The amounts shown in this column with respect to Messrs. Headley and Sickler represent the change in actuarial present value of the accumulated benefit under defined benefit plans of $34,425 and $211,559, respectively, and above-market earnings on the non-qualified deferred compensation plans in which Mr. Headley and Mr. Sickler participate, which consisted of $617 and $41,467, respectively. See the Pension Benefits Table for additional information, including the present value assumptions used in this calculation. Above-market earnings represent the difference between market interest rates determined under SEC rules and the interest credited to the named executive officer under our Deferred Compensation Plan. For additional information, see the Nonqualified Deferred Compensation Table.

(4)	The amounts shown in this column consist of the components set forth in the table below, which include the matching contributions we provide to each named executive officer’s 401(k) plan contributions, the dollar value of life insurance premiums that we paid for the benefit of the named executive officer, tax gross-ups and perquisites. The amounts set forth below with respect to the costs we incurred to provide the named executives officers with a company car are calculated based upon the lease and insurance costs incurred by the Company with respect to the vehicle used by such named executive officer, as well as any fuel and maintenance costs reimbursed by the Company to the named executive officer. The amount set forth below with respect to the costs incurred by the Company to provide Mr. Black with personal use of the Company plane is calculated based upon the actual incremental cost to the Company to operate the plane, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs.

Name	401(k) Contributions	Life Insurance Premiums	Tax Gross-Ups	Perquisites

Mr. Black	$6,600	$14,564	$4,932	$56,583	(a)
Mr. Headley	$6,600	$2,124	—	$24,407	(b)
Mr. Sickler	—	$12,978	—	$36,621	(c)
Mr. Suddarth	$5,280	$2,124	—	—
Mr. Northfield	$4,400	$2,124	—	$45,235	(d)

(a)	Includes (i) $27,347 in incremental costs we incurred to provide Mr. Black with use of a company car; (ii) incremental costs we incurred to provide Mr. Black with personal use of our aircraft; and (iii) amounts we reimbursed Mr. Black for club membership dues.

(b)	Represents incremental costs we incurred to provide Mr. Headley with use of a company car.

(c)	Represents incremental costs we incurred to provide Mr. Sickler with use of a company car.

(d)	Includes (i) $32,732 in incremental costs we incurred to provide Mr. Northfield with use of a company car and (ii) amounts we reimbursed Mr. Northfield for club fees and membership dues.

We have entered into employment agreements with Messrs. Black, Sickler and Headley, which are described below.

Our employment agreement with Mr. Black, which became effective as of May 5, 2006, provides for his employment as our Chairman, President and Chief Executive Officer through May 5, 2009. Mr. Black’s agreement provides that he will receive an annual base salary of at least $850,000, and will be eligible to participate in the annual, long-term incentive and equity compensation programs that we provide for our senior executives, as well as to participate in our retirement and welfare benefit plans and programs. The agreement also provides that Mr. Black will be reimbursed by us for premiums for $1 million of life insurance coverage and income taxes attributable to those premium reimbursements. In addition, Mr. Black will be entitled to personal use of company aircraft for up to fifty hours per year.

Our employment agreement with Mr. Sickler, dated March 7, 2005, provides that his employment will continue, at a salary not less than $440,000 per year, until either we or Mr. Sickler have given the other at least 30 days notice of termination.

Our employment agreement with Mr. Headley, dated July 2, 2004, provides that he would be paid a starting salary of $400,000. Mr. Headley’s agreement provides for reimbursement of taxes incurred in connection with his relocation and reimbursement of up to $20,000 for club dues. Mr. Headley’s agreement also provides for death and disability benefits.

Messrs. Black’s, Headley’s and Sickler’s employment agreements provide for certain payments and benefits to be made available to them in the event of their termination of employment under certain circumstances, which are described below under “Potential Payments Upon Termination or Change in Control.”

GRANTS OF PLAN-BASED AWARDS TABLE — 2006

The following table sets forth information regarding our grants of plan based awards to the named executive officers during the fiscal year ended December 31, 2006:

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Closing	Grant Date
					Estimated Future Payouts			Number of	Number of	or Base	Market	Fair Value of
					Under Non-Equity Incentive			Shares of	Securities	Price	Price on	Stock and
	Grant		Approval		Plan Awards			Stock or	Underlying	of Option	Date of	Option
Name	Date		Date		Threshold	Target	Maximum	Units(1)	Options(2)	Awards(3)	Grant	Awards(4)

Jeffrey P. Black	2/22/2006		2/22/2006		—	—	—	—	82,709	$64.25	$64.27	$1,180,257
	2/22/2006	(5)	2/22/2006		$340,000	$680,000	$1,360,000
	5/5/2006		3/24/2006	(7)	—	—	—	—	80,000	$68.25	$68.31	$1,209,600
	5/5/2006		3/24/2006	(7)	—	—	—	30,000	—	—	—	$2,047,500
	N/A	(6)	N/A		$446,250	$892,500	$1,785,000	—	—	—	—	—
Martin S. Headley	2/21/2006		2/21/2006		—	—	—	—	23,690	$64.00	$63.93	$336,635
	2/21/2006	(5)	2/21/2006		$100,363	$200,726	$401,453
	N/A	(6)	N/A		$128,068	$256,135	$512,271	—	—	—	—	—
John J. Sickler	2/21/2006	(5)	2/21/2006		$105,600	$211,200	$422,401	—	—	—	—	—
John B. Suddarth	2/21/2006		2/21/2006		—	—	—	—	13,554	$64.00	$63.93	$192,602
	2/21/2006	(5)	2/21/2006		$75,000	$150,00	$300,000
	N/A	(6)	N/A		$73,500	$147,000	$294,000	—	—	—	—	—
Vince Northfield	2/21/2006		2/21/2006		—	—	—	—	14,850	$64.00	$63.93	$211,019
	2/21/2006	(5)	2/21/2006		$82,500	$165,000	$330,000
	N/A	(6)	N/A		$80,850	$161,700	$323,400	—	—	—	—	—

(1)	The amounts shown in this column reflect the number of shares of restricted stock awarded to Mr. Black under our 2000 Stock Compensation Plan, which will vest on May 5, 2008. During the vesting period, Mr. Black is entitled to voting rights and to receive quarterly dividends with respect to these shares of restricted stock. The last quarterly dividend declared by our Board on February 22, 2007 and paid on March 15, 2007 was at the rate of $0.285 per share. See the section entitled “Special Equity Award for Jeffrey P. Black” under “Compensation Discussion and Analysis — 2006 Compensation” for additional information regarding the restricted stock award.

(2)	The amounts shown in this column reflect the number of stock options granted to each named executive officer under our 2000 Stock Compensation Plan. The options vest in three equal annual installments beginning on the first anniversary of the grant date. See the section entitled “Long-Term Incentive Compensation” under “Compensation Discussion and Analysis — 2006 Compensation,” for additional information regarding these stock option awards.

(3)	Stock options awarded under our 2000 Stock Compensation plan have an exercise price equal to the average of the high and low sales prices of our common stock on the date of grant rounded to the nearest $0.25 increment.

(4)	The amounts shown in this column reflect the grant date fair value of the stock and option awards calculated in accordance with FAS 123R.

(5)	Represents the threshold, target and maximum payments the named executive officer was eligible to receive in respect of the financial performance components of the 2006 annual incentive award opportunity granted under our Executive Incentive Plan. As described in the Compensation Discussion and Analysis, Messrs. Black, Headley and Sickler did not receive any payment in respect of these awards. Messrs. Suddarth and Northfield received payments of $222,600 and $116,500, respectively, under these awards.

(6)	Represents the threshold, target and maximum payments the named executive officer is eligible to receive in respect of the 2006-2008 long-term incentive cash award opportunity granted under our Executive Incentive Plan.

(7)	On March 24, 2006, the Board of Directors approved the appointment of Mr. Black as Chairman of the Board, effective as of the date of our 2006 annual meeting of stockholders, which was held on May 5, 2006. In connection with his appointment as Chairman, the Board approved grants to Mr. Black of 80,000 stock options and 30,000 shares of restricted stock. These grants became effective upon Mr. Black’s assumption of the role of Chairman on May 5, 2006. See the sections entitled “Long-Term Incentive Compensation” and “Special Equity Award for Jeffrey P. Black” under “Compensation Discussion and Analysis — 2006 Compensation,” for additional information regarding these awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2006

The following table sets forth information with respect to the outstanding option awards and unvested stock awards held by each named executive officer on December 31, 2006:

		Option Awards				Stock Awards
							Market
						Number of	Value of
		Number of	Number of			Shares or	Shares
		Securities	Securities			Units of	or Units of
		Underlying	Underlying			Stock	Stock
		Unexercised	Unexercised	Option	Option	That	That
		Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Grant Date	Exercisable	Unexercisable(1)	Price	Date	Vested(2)	Vested(3)

Jeffrey P. Black	5/5/2006	—	—	—	—	30,000	$1,936,800
	5/5/2006	—	80,000	$68.25	5/5/2016	—	—
	2/22/2006	—	82,709	$64.25	2/22/2016	—	—
	3/7/2005	18,625	37,250	$52.50	3/7/2015	—	—
	3/1/2004	28,000	14,000	$51.50	3/1/2014	—	—
	3/3/2003	30,000	20,000	$37.50	3/3/2013	—	—
	12/2/2002	40,000	10,000	$43.75	12/2/2012	—	—
	5/9/2002	40,000	10,000	$56.50	5/9/2012	—	—
	3/4/2002	20,000	—	$51.25	3/4/2012	—	—
	3/5/2001	20,000	—	$43.25	3/5/2011	—	—
	9/11/2000	10,000	—	$36.00	9/11/2010	—	—
	3/6/2000	10,000	—	$28.25	3/6/2010	—	—
	3/8/1999	8,750	—	$36.75	3/8/2009	—	—
	9/15/1997	7,000	—	$32.25	9/15/2007
Martin S. Headley	2/21/2006	—	23,690	$64.00	2/21/2016	—	—
	3/7/2005	6,200	12,400	$52.50	3/7/2015	—	—
	9/13/2004	26,667	13,333	$45.00	9/13/2014	—	—
John J. Sickler	3/3/2003	20,000	—	$37.50	3/3/2013	—	—
	3/4/2002	17,000	—	$51.25	3/4/2012	—	—
	3/5/2001	17,000	—	$43.25	3/5/2011	—	—
	3/6/2000	10,000	—	$28.25	3/6/2010	—	—
	3/8/1999	21,750	—	$36.75	3/8/2009	—	—
John B. Suddarth	2/21/2006	—	13,554	$64.00	2/21/2016	—	—
	3/7/2005	4,734	9,466	$52.50	3/7/2015	—	—
	9/13/2004	5,779	4,000	$45.00	9/13/2014	—	—
Vince Northfield	2/21/2006	—	14,850	$64.00	2/21/2016	—	—
	6/13/2005	1,667	3,333	$59.00	6/13/2015	—	—
	3/7/2005	2,734	5,466	$52.50	3/7/2015	—	—
	3/1/2004	5,467	2,733	$51.50	3/1/2014	—	—
	3/7/2003	2,012	—	$35.75	3/7/2013	—	—
	9/23/2002	1,000	—	$45.00	9/23/2012	—	—
	3/4/2002	2,500	—	$51.25	3/4/2012	—	—

(1)	All option awards vest in three equal annual installments beginning on the first anniversary of the grant date with the exception of those options granted to Mr. Black on May 5, 2002, December 2, 2002 and March 3, 2003, each of which vest in five equal annual installments beginning on the first anniversary of the grant date.

(2)	Mr. Black’s shares of restricted stock will vest on May 5, 2008.

(3)	The amounts set forth in this column represent the market value of the unvested shares of restricted stock held by the named executive officer using a market price of $64.56 per share, which was the closing price of our common stock on December 31, 2006, as reported by the New York Stock Exchange.

OPTION EXERCISES AND STOCK VESTED TABLE — 2006

The following table sets forth information regarding the named executive officers’ exercise of stock options and the vesting of the named executive officers’ restricted stock during the fiscal year ended December 31, 2006:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(1)	Acquired on Vesting	on Vesting(2)

Jeffrey P. Black	—	—	—	—
Martin S. Headley(3)	—	—	6,000	$335,940
John J. Sickler(4)	—	—	2,000	$132,820
John B. Suddarth(5)	2,221	$53,793	—	—
Vince Northfield	—	—	—	—

(1)	The value realized is equal to the difference between the market price per share of the shares acquired on the date of exercise and the exercise price, multiplied by the number of shares underlying the options.

(2)	The value realized is equal to the market price per share on the vesting date multiplied by the number of restricted shares that vested.

(3)	On September 13, 2006, 6,000 shares of restricted stock granted to Mr. Headley on September 13, 2004 vested with a market price of $55.99 per share.

(4)	On March 14, 2006, 2,000 shares of restricted stock granted to Mr. Sickler on March 14, 2004 vested with a market price of $66.41 per share.

(5)	Mr. Suddarth exercised 2,221 stock options on March 16, 2006, with an exercise price of $45.00 per share and a market price of $69.22 per share on the date of exercise.

PENSION BENEFITS — 2006

We sponsor the Teleflex Incorporated Retirement Income Plan (“TRIP”), a qualified defined benefit pension plan, as well as the Supplemental Executive Retirement Plan (“SERP”), a non-qualified defined benefit pension plan providing benefits that would otherwise be denied to participants by reason of Internal Revenue Code limitations on compensation that can be taken into account in qualified plans.

A participant accumulates units of annual pension benefit for each year of service. For each of the first thirty-five years of service, a participant’s unit is equal to 1.375% of his or her prior year’s annual plan compensation up to the social security integration level, plus 2.0% of such compensation in excess of the social security integration level. For each year of service in excess of thirty-five, a participant’s unit is equal to 1.833% of his or her prior year’s annual plan compensation. The amount of compensation that can be taken into account in the TRIP is subject to limits imposed by the Internal Revenue Code, and the maximum annual benefits payable under the plan are also subject to Internal Revenue Code limits. The SERP takes into account only base pay in excess of the Internal Revenue Code limit. Effective January 1, 2006, the TRIP was closed to new participants.

The table below shows, as of December 31, 2006, the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the TRIP and the SERP.

			Present Value
		Number of Years	of Accumulated	Payments During Last
Name	Plan Name	Credited Service	Benefit(1)	Fiscal Year

Jeffrey P. Black	TRIP	12.5	$129,501	—
	SERP	7.0	$136,149	—
Martin S. Headley	TRIP	1.5	$24,701	—
	SERP	1.0	$17,064	—
John J. Sickler	TRIP	28.5	$856,062	—
	SERP	12.5	$412,866	—
John B. Suddarth	TRIP	2.0	$27,613	—
Vince Northfield	TRIP	5.33	$53,195	—

(1)	The accumulated benefit is based on service and earnings (as described above) considered by the plans for the period through December 31, 2006. The present value has been calculated assuming the named executives will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions as described in note 13 to the audited financial statements appearing in our Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC. As described in such note, the interest assumption is 5.85%. The mortality assumption is the 1994 Group Annuity Reserve Mortality. Messrs. Black and Sickler are vested in the Teleflex Incorporated Supplemental Executive Retirement Plan as of December 31, 2006.

NONQUALIFIED DEFERRED COMPENSATION TABLE — 2006

We maintain a Deferred Compensation Plan under which executives, including named executive officers, may defer up to 50% of their salary, 75% of their annual incentive award and 75% of their long-term cash incentive award. Salary deferral elections are made by eligible executives in December of each year in respect of salary amounts to be earned in the following year. With respect to deferral elections for annual incentive and long term cash incentive awards, the election must be made no later than six months prior to the end of the performance period applicable to such award.

Participants in our Deferred Compensation Plan may direct the investment of deferred amount into a fixed interest fund or one or more notional funds, and the value of the participants’ investments will increase or decrease based on the performance of the underlying securities.

The following table shows the funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2006. Account balances in the Teleflex Stock Fund must remain in that fund and cannot be transferred to any other investment option. Additionally, distributions of balances invested in the Teleflex stock fund are made in the form of shares of the Company’s stock; distributions from other funds are payable in cash.

Name of Fund	Rate of Return

Fixed Income Returns	6.00%
Vanguard 500 Index	15.64%
Vanguard Mid-Cap Index	13.60%
Vanguard Small-Cap Index	15.64%
Teleflex Stock Fund	1.22%

Distributions under the Deferred Compensation Plan may be paid either in the year immediately following the executive’s retirement or termination of employment or on such other date during the term of the participant’s employment as the participant may elect. Participants may elect to receive payments under the Deferred Compensation Plan either in a lump-sum or in annual installments over five or ten years.

The following table sets forth information for the fiscal year ended December 31, 2006 regarding contributions, earnings and balances under the Company’s Deferred Compensation Plan for each named executive officer:

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals /	Last Fiscal
Name	Fiscal Year	Fiscal Year	Fiscal Year(1)	Distributions	Year-End(2)

Jeffrey P. Black	—	—	—	—	—
Martin S. Headley	—	—	$7,260	—	$128,287
John J. Sickler	—	—	$51,263	—	$1,610,548
John B. Suddarth	—	—	—	—	—
Vince Northfield	—	—	—	—	—

(1)	The amounts set forth in this column include $617 and $41,467 in above-market earnings credited to Messrs. Headley and Sickler in 2006, as disclosed in the Summary Compensation Table.

(2)	The amount set forth in this column with respect to Mr. Sickler includes $36,096 in above-market earnings previously reported in the Summary Compensation Table included in our 2006 Proxy Statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Employment Contracts

Under the terms of our agreement with Mr. Black, if we terminate Mr. Black’s employment without cause or if Mr. Black terminates his employment for good reason (as defined in the agreement) prior to the time Mr. Black reaches age 62, other than in connection with a change of control (as defined in the agreement), he is entitled to receive the following payments and benefits:

•	a payment equal to his base salary earned but unpaid through the date of termination and any unpaid cash awards that Mr. Black may have earned under any bonus plan in respect of a performance period that ended prior to the date of termination;

•	continued payment of his base salary for a period of 36 months after the date of termination;

•	payment of an annual bonus in each of the first three years immediately following the date of termination equal to the target annual bonus payment fixed for Mr. Black prior to the date of termination;

•	a prorated portion of any long-term incentive award earned by Mr. Black with respect to a performance period that is scheduled to end on the last day of the year in which Mr. Black’s employment is terminated;

•	reimbursement for a period of 36 months after the date of termination for costs incurred by Mr. Black to maintain health insurance coverage at a level comparable to the coverage he last elected for himself, his spouse and dependents under our health care plan, exclusive of costs that would have been borne by Mr. Black in accordance with our applicable policy then in effect for employee participation in premiums); and

•	for up to thirty-six months after the termination date, we will maintain, and reimburse Mr. Black for any premiums he is required to pay in order to maintain, life and accident insurance for his benefit at levels comparable to those last elected by Mr. Black under our life and accident insurance plan, exclusive of costs that would have been borne by Mr. Black in accordance with our applicable policy then in effect for employee participation in premiums.

Any stock options held by Mr. Black that are not exercisable as of the date of his termination of employment will expire on the termination date, and any exercisable stock options held by Mr. Black may be exercised for a period of three months after the date of termination.

Mr. Black’s agreement also provides for certain compensation to be paid to Mr. Black in the event of a change of control, as more fully described in the discussion of change of control agreements below.

Mr. Black’s agreement has a term of three years.  However, notwithstanding any termination of the agreement by us, the agreement will remain in effect for a period of at least two years following a change of control that occurs during the term of the agreement.

Under the terms of Mr. Sickler’s employment agreement, upon his termination of employment with the Company, Mr. Sickler will retire and receive his vested and other benefits to which he is entitled under our benefit plans. During the four years immediately following such retirement he will be entitled to health insurance at our expense, and Mr. Sickler will be subject to a non-competition covenant. During the three years immediately following the termination of his employment, he will make himself available as an independent consultant and will be paid a monthly retainer fee at the rate of his base salary in effect immediately before his retirement. In addition, we will pay him compensation for each day of consulting service at a rate mutually agreed in writing.

Our agreement with Mr. Headley provides that, in the event of his termination of employment under certain circumstances, he will be entitled to receive payment of nine months salary and continuation of medical and dental benefits for a period of nine months after termination.

The following table describes the potential post-termination payments and benefits the named executive officers would be entitled to receive under the agreements described above assuming the triggering event under the agreements occurred on December 31, 2006.

			Long-Term
		Annual Cash	Cash
	Base Salary/	Incentive	Incentive		Life and
	Consulting	Award	Award	Health	Accident
Name	Fees(1)	Payments(2)	Payments(3)	Benefits(4)	Insurance(5)	Total

Mr. Black	$2,550,000	$2,550,000	—	$37,380	$11,232	$5,148,612
Mr. Headley	$313,635	—	—	$10,010	—	$323,645
Mr. Sickler	$1,320,000	—	—	$88,422	—	$1,408,422

(1)	The amount set forth in this column with respect to Messrs. Black and Headley reflects the severance pay they would be entitled to receive based upon salaries in effect as of December 31, 2006. The amount set forth with respect to Mr. Sickler is equal to the minimum amount he would be entitled to receive during the consulting period under his employment agreement based upon his salary in effect as of December 31, 2006. Mr. Sickler is also entitled to receive fees for each day he provides consulting services at a rate to be mutually agreed upon.

(2)	The amount set forth in this column has been calculated using Mr. Black’s target award opportunity of $850,000 under the 2006 annual cash incentive award program.

(3)	Since the minimum payment threshold under the long-term cash incentive award program for 2004-2006 was not met, Mr. Black would not have been entitled to any long-term cash incentive award payments under the terms of his agreement, assuming the effective date of termination occurred on December 31, 2006.

(4)	The amounts set forth in this column have been calculated based upon the health coverage rates for each named executive officer in effect as of December 31, 2006.

(5)	The amounts set forth in this column have been calculated based upon the life and accident insurance rates for Mr. Black in effect as of December 31, 2006.

Change-of-Control Arrangements

Under the terms of Mr. Black’s employment agreement and the change in control agreements we entered into in 2005 with certain of our executive officers, including Mr. Headley, Mr. Suddarth and Mr. Northfield, in the event that a Change in Control (as defined in the agreements) occurs during the term of the agreement, and the executive’s employment is terminated within two years after the Change in Control either by the executive for “good reason” (as defined in the agreement) or by us for any reason other than “disability” or “cause” (each as defined in the agreements), then the executive will be entitled to receive the following severance compensation:

•	to the extent not previously paid, the executive’s full base salary earned through the date of termination of the executive’s employment together with any bonus awards payable but not paid under any short-term or long-term bonus plan, provided, that if no amount is payable, the executive will receive a bonus payment equal to the target award;

•	the executive’s target bonus under each short-term or long-term bonus plan with respect to a performance period that is in its final year at the time of the executive’s termination for the fiscal year in which the executive’s employment was terminated, pro rated based on the number of days the executive was employed during the applicable performance period under such bonus plans;

•	payment of the executive’s base salary (based on the highest salary rate in effect for the executive after the Change in Control), with respect to Mr. Black, for a period of three years after termination of employment, and with respect to each of the other executives, for a period of two years after termination of employment (the “Severance Period”);

•	annual payments during the Severance Period, each equal to the sum of the target awards under any short-term or long-term bonus plan with respect to a performance period that is in its final year at the time of the executive’s termination;

•	immediate vesting of all unvested stock options and shares of restricted stock held by the executive;

•	continuation of health insurance during the Severance Period or, at the Company’s election, periodic payments of cash in an amount equivalent to the executive’s after-tax cost of purchasing comparable health insurance;

•	if the executive was provided with the use of an automobile or cash allowance for an automobile, continuation during the Severance Period of the availability of an automobile or a cash allowance;

•	a cash payment equivalent to the actuarial present value of three additional years service credit in the case of Mr. Black, and two additional years’ service credit in the case of the other executives under the Teleflex Retirement Income Plan and the Supplemental Employee’s Retirement Plan; and

•	reimbursement for executive outplacement services in an amount up to $20,000.

The agreements also provide for “gross-up” payments to reimburse the executive for any excise taxes imposed under Section 4999 of the Internal Revenue Code which may be incurred by the executive if it is determined that any payment or distribution under the agreement would constitute an “excess parachute” payment within the meaning of Sections 280G and 4999 of the Internal Revenue Code, as well as additional taxes resulting from the reimbursement.

The term of Mr. Black’s employment agreement is discussed above under “Employment Contracts.” The executive change in control agreements have an initial term of three years, and automatically renew for successive one year periods, unless we terminate the agreements. However, notwithstanding any termination by us, the executive change in control agreements will remain in effect for a period of at least two years following a Change in Control that occurs during the term of the agreement.

The following table describes the potential payments and benefits the named executive officers would be entitled to receive under the agreements described above assuming the triggering event under the agreements occurred on December 31, 2006.

				Vesting of
				Unvested
		Annual	Long-Term	Stock
		Cash	Cash	Options		Life and		Retirement
		Incentive	Incentive	and	Health	Accident		Plan	Executive
		Award	Award	Restricted	Benefits	Insurance	Auto-	Payments	Outplacement
Name	Base Salary	Payments	Payments	Stock(1)	(2)	(3)	mobile	(4)	(5)	Total

Jeffrey P. Black	$2,550,000	$3,350,000	$2,362,500	$3,424,415	$37,380	$11,232	$59,112	$143,900	$20,000	$11,958,539
Martin S. Headley	$836,360	$752,724	$626,661	$423,604	$26,694	—	$32,184	$64,700	$20,000	$2,782,927
John B. Suddarth	$600,000	$450,000	$454,771	$199,990	$22,296	—	—	$28,900	$20,000	$1,775,957
Vince Northfield	$660,000	$495,000	$315,000	$128,460	$26,700	—	$43,416	$21,700	$20,000	$1,710,333

(1)	The amounts set forth in this column represent the value the named executive officers would realize upon the vesting of the unvested stock options and restricted stock held by the named executive officer as of December 31, 2006. The value of the unvested stock options was calculated based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the named executive officer would be required to pay upon exercise of those stock options. The value of the unvested shares of restricted stock held by each named executive officer was calculated based upon the aggregate market value of such shares. We used a price of $64.56 per share to determine market value in both of these calculations, which was the closing price of our common stock on December 31, 2006, as reported by the New York Stock Exchange.

(2)	The amounts set forth in this column have been calculated based upon the health coverage rates for each named executive officer in effect as of December 31, 2006.

(3)	The amounts set forth in this column have been calculated based upon the life and accident insurance rates for Mr. Black in effect as of December 31, 2006.

(4)	The amounts set forth in this column represent the benefit to be paid to the named executive officers in respect of additional years of benefit service under our TRIP and SERP plans equal to three years for Mr. Black and two years for each of the other named executive officers.

(5)	The amounts set forth in this column represent the maximum payment we would be required to make to the named executive officer for outplacement services under the agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2007, certain information with respect to ownership of our securities by each person known by us to beneficially own more than 5% of our outstanding common stock, each director or nominee for director, each named executive officer and all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed has sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

			Percent of
	Shares		Outstanding
	Beneficially		Common
Name and Address of Beneficial Owner	Owned(a)		Stock

Franklin Resources Inc., One Franklin Parkway, Building 920, San Mateo, CA 94403	2,524,141		6.34
Barclays Global Investors, NA 45 Fremont Street, San Francisco, CA 94105	2,114,611		5.31
George Babich, Jr.	9,670	(b)	*
Patricia C. Barron	26,910	(c)	*
Donald Beckman	1,479,012	(d)	3.72
Jeffrey P. Black	396,536	(e)	1.00
William R. Cook	29,061	(f)	*
Jeffrey A. Graves	0		*
Martin S. Headley	53,203	(g)	*
Sigismundus W.W. Lubsen	21,872	(h)	*
Vince Northfield	27,161	(i)	*
John J. Sickler	165,354	(j)	*
Benson F. Smith	9,670	(k)	*
John B. Suddarth	22,230	(l)	*
Judith M. von Seldeneck	17,277	(m)	*
Harold L. Yoh III	16,510	(n)	*
James W. Zug	13,110	(o)	*
All officers and directors as a group (19 persons )	927,100	(p)	2.33

*	Represents holdings of less than 1%

(a)	“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which a person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable February 1, 2007 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.

(b)	Includes 9000 shares underlying stock options.

(c)	Includes 25,000 shares underlying stock options.

(d)	Includes the following shares of which Mr. Beckman is deemed to be a “beneficial owner”: (i) 1,442,790 shares owned by Margrit Nekouian Holding Company Limited of which Mr. Beckman is a director: and (ii) 20,000 shares underlying stock options.

(e)	Includes 302,570 shares underlying stock options and 8,418 shares held in the Company’s 401(k) Savings Plan with respect to which the employee has authority to direct voting.

(f)	Includes 23,000 shares underlying stock options.

(g)	Includes 46,963 shares underlying stock options and 240 shares held in the Company’s 401(k) Savings Plan with respect to which the employee has authority to direct voting.

(h)	Includes 20,000 shares underlying stock options.

(i)	Includes 24,794 shares underlying stock options and 528 shares held in the Company’s 401(k) Savings Plan with respect to which the employee has authority to direct voting.

(j)	Includes 26,340 shares held indirectly by spouse and 85,750 shares underlying stock options.

(k)	Includes 9,000 shares underlying stock options.

(l)	Includes 19,764 shares underlying stock options and 245 shares held in the Company’s 401(k) Savings Plan with respect to which the employee has authority to direct voting.

(m)	Includes 15,000 shares underlying stock options.

(n)	Includes 15,000 shares underlying stock options.

(o)	Includes 11,000 shares underlying stock options.

(p)	Includes 702,473 shares underlying stock options and 10,813 shares held in the Company’s 401(k) Savings Plan with respect to which the employees have authority to direct voting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership of our common stock.

Based solely on a review of the copies of such reports furnished to us, or written representations from the reporting persons that no other reports were required, we believe that, during the fiscal year ended December 31, 2006, all required filings under Section 16(a) were made on a timely basis.

PROPOSAL 2:

APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION
TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

In February 2007, the Board adopted, and recommended to the stockholders for approval, an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock, par value $1.00 per share, from 100,000,000 to 200,000,000.

Purpose and Effect of Proposed Increase

Our authorized capital stock currently consists of 100,000,000 shares of common stock, and 500,000 shares of preference stock, par value $1.00 per share. As of March 12, 2007, there were 39,138,836 shares of common stock and no shares of preference stock issued and outstanding. In addition, as of that date, approximately 2,300,299 shares of common stock were reserved for issuance upon the exercise of outstanding stock options and 600,517 shares reserved for issuance under our stock compensation plans.

The Board believes it is desirable to increase the number of authorized shares of common stock to provide us with adequate flexibility in the future with respect to the issuance of our common stock for general corporate purposes, including payment of stock dividends, stock splits or other recapitalizations, acquisitions, equity financings and grants of stock options, and with respect to the establishment of reserves for uses including employee incentive programs. The Board has no present arrangements, agreements, commitments or understandings with regard to the issuance of the proposed additional shares.

The additional shares of common stock to be authorized by the proposed amendment, if and when issued, would have the same rights and privileges as the shares of common stock currently issued and outstanding. The newly authorized shares may be issued, from time to time, at the discretion of the Board, subject to any further stockholder action required under law or by the listing requirements of the New York Stock Exchange or any other exchange on which our common stock is then traded. The holders of our common stock are not entitled to preemptive rights. Accordingly, the issuance of additional shares of common stock will have the effect, under certain circumstances, of diluting the ownership, earnings per share and voting rights of stockholders.

The proposed increase in the number of shares of common stock is not intended to inhibit a change in control. The Board is aware, however, that under certain circumstances the issuance of common stock could discourage, or make more difficult, efforts to obtain control of us. The Board is not aware of any pending or threatened efforts to acquire control of us and is not recommending this proposal as part of an anti-takeover strategy.

Amendment of Certificate of Incorporation

If this proposal is approved, a Certificate of Amendment will be filed with the Secretary of State of the State of Delaware amending the Company’s Certificate of Incorporation by amending and restating Article FOURTH in its entirety to state the following:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Million Five Hundred Thousand (200,500,000), of which (a) Five Hundred Thousand (500,000) shall be Preference Stock, par value $1.00 per share, issuable in series and (b) Two Hundred Million (200,000,000) shall be Common Stock, par value $1.00 per share.”

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE CERTIFICATE OF
INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2007 fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm for more than 30 years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm.

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2006 and December 25, 2005, and fees for other services provided by PricewaterhouseCoopers LLP during those periods.

Services rendered	Fiscal 2006	Fiscal 2005

Audit fees	$5,715,416	$4,455,328
Audit-related fees	9,573	—
Tax fees	630,463	734,414
All other fees	6,926	8,007

	$6,362,378	$5,197,749

Audit-Related Fees.  Audit related fees consisted of fees for local country statutory assurance activities and support in the identification and preparation of foreign statutory financial statement disclosure information.

Tax Fees.  Tax fees consisted of fees for tax compliance activities in certain foreign jurisdictions and tax planning services.

All Other Fees.  All other fees consisted principally of license fees for utilization of technical data-bases.

Policies and Procedures on Audit Committee Pre-Approval of Audit and
Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm.

The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members of the Audit Committee, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting. The Audit Committee did not delegate this authority to any member of the Audit Committee in 2006.

The Audit Committee has determined that in connection with the services provided by PricewaterhouseCoopers LLP for fiscal years 2005 and 2006, PricewaterhouseCoopers LLP has maintained its independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S 2007 FISCAL YEAR.

STOCKHOLDER PROPOSALS

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for our 2008 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than December   , 2007 and must comply in all other respects with SEC rules and regulations relating to such inclusion.

In connection with any proposal submitted by stockholders for consideration at the 2008 Annual Meeting of Stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, we may exercise discretionary voting authority with respect to proxies solicited for that meeting if we do not receive appropriate notice of the stockholder’s proposal at our principal executive offices by February   , 2008.

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented at the Annual Meeting, but if other matters do properly come before the meeting or any postponements or adjournments thereof, it is intended that persons named in the proxy will vote according to their best judgment.

Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, for which no postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437) or via the Internet at www.voteproxy.com.

By Order of the Board of Directors,

LAURENCE G. MILLER, Secretary

ANNUAL MEETING OF STOCKHOLDERS OF
TELEFLEX INCORPORATED
May 4, 2007
PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

-or-

TELEPHONE — Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-or-

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	Election of Directors:

NOMINEES:

☐	FOR ALL NOMINEES	o	Patricia C. Barron	Class of 2010

☐	WITHOLD AUTHORITY FOR ALL NOMINEES	o	Jeffrey A. Graves	Class of 2010

☐	FOR ALL EXCEPT (See instructions below)	o	James W. Zug	Class of 2010

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

		FOR	AGAINST	ABSTAIN
2.	Approval of Amendment of Certificate of Incorporation to Increase Authorized Shares of Common Stock	☐	☐	☐

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.	☐	☐	☐

The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR all nominees” in Proposal 1 and “FOR” Proposals 2 and 3.

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership, name by authorized person.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
TELEFLEX INCORPORATED
     The undersigned hereby appoints Patricia C. Barron and William R. Cook proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 4, 2007 or any adjournment thereof.
(Continued on the other side)